Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

BTA OIL PRODUCERS, LLC

AS SELLER

AND

KODIAK OIL & GAS (USA) INC.

AS BUYER

September 27, 2011

i

6.10	Governmental Authorizations	28
6.11	No Prepayments	28
6.12	AFE’s	29
6.13	Liabilities	29
6.14	Additional Drilling Obligations	29
6.15	Areas of Mutual Interest	29
6.16	Plugging Obligations	29
6.17	Oil and Gas Operations	29
6.18	Financial Assurances and Guarantees	29
6.19	Specified Equipment	29
6.20	CA Amendment	30
6.21	Independent Investigation	30

Article VII Representations and Warranties of Buyer		30

7.01	Buyer’s Existence	30
7.02	Legal Power	30
7.03	Execution	30
7.04	Brokers	30
7.05	Bankruptcy	31
7.06	Proceedings	31
7.07	Qualifications	31
7.08	Investment	31
7.09	Funds	31
7.10	CA Amendment	31
7.11	Independent Investigation	31

Article VIII Other Pre-Closing Covenants		32

8.01	Examination Period	32
8.02	Closing Statement	32

Article IX Financial Statements		33

9.01	Books and Records	33
9.02	Required Financial Statement Procedures	33
9.03	Exclusion of Unauditable Assets	34
9.04	Further Cooperation	34

Article X Tax-Deferred Exchange		34

10.01	Election	34
10.02	Qualified Intermediary	34
10.03	Additional Costs	34
10.04	Indemnification	34

Article XI Seller’s Conditions to Close		35

11.01	Representations	35
11.02	Performance	35
11.03	Pending Matters	35

Article XII Buyer’s Conditions to Close		35

12.01	Representations	35
12.02	Performance	36
12.03	Pending Matters	36

Article XIII Purchase Price Allocation and Tax Matters		36

13.01	Purchase Price Allocation	36
13.02	Transfer Taxes	37

Article XIV The Closing		37

14.01	Time and Place of the Closing	37
14.02	Adjustments to Purchase Price at the Closing	37
14.03	Actions of Seller at the Closing	39
14.04	Actions of Buyer at the Closing	40

Article XV Termination		40

15.01	Right of Termination	40
15.02	Effect of Termination	41
15.03	Termination Damages	42
15.04	Return of Documents	42
15.05	Damages	42

Article XVI Post Closing Obligations		42

16.01	Gas Imbalances	42
16.02	Final Accounting Statement	43
16.03	Further Cooperation	43
16.04	After the Closing	44

Article XVII Operation of the Assets		44

17.01	Operations	44
17.02	Limitations on the Operational Obligations and Liabilities of Seller	45
17.03	Operation of the Assets after the Closing	45
17.04	Change in Circumstances; Casualty Loss	46
17.05	Operatorship	46

Article XVIII Obligations and Indemnification		46

18.01	Retained Obligations	46
18.02	Assumed Obligations	47
18.03	Buyer’s Indemnification	47
18.04	Seller’s Indemnification	48
18.05	Notices and Defense of Indemnified Matters	48

Article XIX Limitations on Representations and Warranties		50

19.01	Disclaimers of Representations and Warranties	50
19.02	Sale “As Is” “Where Is”	50
19.03	DISCLAIMER REGARDING THE ASSETS	51
19.04	DISCLAIMER REGARDING INFORMATION	51

Article XX Dispute Resolution		52

20.01	Scope; Disputes	52
20.02	Additional Procedures	53
20.03	Binding Nature	54
20.04	Confidentiality	54

Article XXI Miscellaneous		55

21.01	Names	55
21.02	Expenses	55
21.03	Filings, Notices and Certain Governmental Approvals	55
21.04	Document Retention	55
21.05	Entire Agreement	56
21.06	Waiver	56
21.07	Construction	56
21.08	No Third Party Beneficiaries	56
21.09	Assignment	56
21.10	Governing Law	56
21.11	Jurisdiction	56
21.12	Notices	57
21.13	Severability	57
21.14	Survival	58
21.15	Time of the Essence	58
21.16	Counterpart Execution	58
21.17	Knowledge	58

EXHIBITS AND SCHEDULES

Exhibit A — Subject Interests (Listing of Leases)

Exhibit B — Wells, Interests and Allocated Values

Exhibit C-1 — Easements

Exhibit C-2 — Specified Equipment

Exhibit D — Contracts

Exhibit E — Escrow Agreement

Exhibit F — Assignment and Bill of Sale

Exhibit G — Title Indemnity Agreement

Exhibit H — Environmental Indemnity Agreement

Exhibit I — Amendment to Confidentiality Agreement

Exhibit J — Transition Services Agreement

Schedule 2.03(b) — Additional Excluded Assets

Schedule 4.01(b)(xii) — Farmin and Farmout Agreements

Schedule 4.01(b)(xiii) — Area of Mutual Interest and Participation Agreements

Schedule 6.02 — PPRs and Consents

Schedule 6.06(b) — Compliance with Law

Schedule 6.09(a) — Exceptions to Material Agreements

Schedule 6.09(b) — Contracts for Sale of Production

Schedule 6.09(c) — Take-or-Pay, Marketing and Forward Sale Agreements

Schedule 6.12 — AFE’s

Schedule 6.13 — Liabilities

Schedule 6.14 — Drilling Obligations

Schedule 6.16 — Plugging Obligations

Schedule 6.18 — Financial Assurances and Guarantees

Schedule 16.01 — Agreed Imbalances

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 27th day of September, 2011, by and between BTA OIL PRODUCERS, LLC, a Texas limited liability company (“Seller”), and KODIAK OIL & GAS (USA) INC., a Colorado corporation (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I

Definitions and Usage

1.01     Definitions

For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 16.02(a).

“Advisor” — as defined in Section 2.03(h).

“Affiliate” — as defined in Section 2.03(i).

“Agreed Imbalance” — as defined in Section 16.01.

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.03(c)(ii).

“Arbitrators” — as defined in Section 20.01(c).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.05.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 18.02.

“Base Financial Statements” means the historical financial statements in respect of the Assets required to be filed by Parent pursuant to Regulation S-X of the Securities Act, or, in lieu thereof, an alternate set of financial statements with respect to which Buyer notifies Seller that the SEC has determined to permit Parent to file.

“Books and Records” — as defined in Section 9.01.

“Business Day” — as defined in Section 8.01(b).

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 18.04.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“CA Amendment” means the amendment to the Confidentiality Agreement in the form set forth at Exhibit I.

“Casualty Loss” — as defined in Section 17.04(b).

“Claim” means any and all claims, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees); provided, however, that “Claims” shall not include any adjustment for Taxes that may be assessed on payments or for Tax Benefits received by a Person entitled to indemnification as a consequence of any Claims.

“Claim Notice” — as defined in Section 18.05(b).

“Closing” — as defined in Section 14.01.

“Closing Date” — as defined in Section 14.01.

“Closing Statement” — as defined in Section 8.02.

“Code” — as defined in Section 10.01.

“Confidentiality Agreement” means that certain agreement entered into between Buyer and Seller dated July 7, 2011.

“Consents” - as defined in Section 4.07.

“Contracts” — as defined in Section 2.02(f).

“Control” — as defined in Section 2.03(i).

“Debt” means, all obligations for payment of borrowed money, including obligations for payment of principal, interest and penalties.

“Defensible Title” - as defined in Section 4.01(a).

“Deposit” — as defined in Section 3.02(a).

“Dispute” or “Disputes” — as defined in Section 20.01.

“Documents” — as defined in Section 21.04.

“Easements” — as defined in Section 2.02(c).

“Effective Time” — as defined in Section 3.03.

“Election Notice” — as defined in Section 20.01(b).

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Indemnity Agreement” — as defined in Section 5.04(a)(ii).

“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Environmental Matters” - as defined in Section 5.01(a).

“Erroneous Payment” means an incorrect payment by Seller of royalties, shut-in royalties or similar payments with respect to the Leases (but expressly excluding delay rentals) or any failure to pay any such payments through mistake or oversight (including those resulting from Seller Indemnitees’ sole, joint, comparative or concurrent negligence or strict liability) to the extent that such payments relate to periods after the Effective time, provided that Seller acts or has acted, as applicable, in good faith in respect of such payments.

“Escrow Agent” — as defined in Section 3.02.

“Escrow Agreement” — as defined in Section 3.02.

“Examination” — as defined in Section 8.01(a).

“Examination Period” — as defined in Section 8.01(a).

“Excluded Assets” — as defined in Section 2.03.

“Final Statement” — as defined in Section 16.02(b).

“Gas Imbalances” — as defined in Section 16.01.

“Governmental Authority” — as defined in Section 4.01(b)(v).

“Governmental Authorizations” — as defined in Section 6.10.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hydrocarbons” — as defined in Section 2.02(d).

“Indemnified Environmental Defect” — as defined in Section 5.02(f).

“Indemnified Party” — as defined in Section 18.05(a).

“Indemnified Title Defect” — as defined in Section 4.04(a)(ii).

“Indemnifying Party” — as defined in Section 18.05(a).

“Independent Accountant” shall mean the independent public accountant appointed by Buyer.

“Independent Expert” — as defined in Section 20.01(b).

“Inspection Request” - as defined in Section 5.01(a).

“Knowledge” — as defined in Section 21.17.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 18.03.

“Material Agreements” - as defined in Section 6.09(a).

“Material Claim” means any Claim (i) that seeks monetary payment or obligations having a value in excess of $50,000 or (ii) that, when aggregated with all other Claims, seeks monetary payment or obligations having a value in excess of $100,000.

“Material Contracts” - as defined in Section 6.09(a).

“Net Revenue Interest” or “NRI” - as defined in Section 4.01(a)(i).

“Neutral” — as defined in Section 20.02(b).

“NORM” — as defined in Section 5.07.

“Omitted Item”— as defined in Section 12.01.

“Omitted Item Damages”— as defined in Section 12.01(a).

“Opinion” means (a) if Parent is required under applicable Law to have the Base Financial Statements reviewed by an Independent Accountant, the completion of the review of the Base Financial Statements by the Independent Accountant to the satisfaction of the Independent Accountant in accordance with applicable Law and/or (b) if Parent is required under applicable Law to have the Base Financial Statements audited by an Independent Accountant, the issuance of an unqualified opinion by the Independent Accountant in respect of the Base Financial Statements acceptable to the applicable Governmental Authorities.

“Other Dispute” — as defined in Section 20.01(c).

“Parent” means Kodiak Oil & Gas Corp., a Yukon Territory corporation.

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.01(b).

“Person” — as defined in Section 2.03(i).

“Personal Property” — as defined in Section 2.02(d).

“Preliminary Amount” — as defined in Section 8.02.

“PPRs” — as defined in Section 4.06(a).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 14.02(c).

“Records” — as defined in Section 2.02(g).

“Required Financial Statement Procedures” means Buyer’s preparation of the Base Financial Statements, the completion by the Independent Accountant of its audit and/or review of the Base Financial Statements and the issuance of its Opinion.

“Retained Obligations” — as defined in Section 18.01.

“Rules” — as defined in Section 20.01(b)(iv).

“SEC” means the Securities and Exchange Commission.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” — as defined in Section 5.01.

“Seller Ownership Period” — as defined in Section 6.07.

“Specified Equipment”— as defined in Section 2.02(d).

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.02(a).

“Tangible Property” — as defined in Section 19.03.

“Taxes” — as defined in Section 2.03(d).

“Third Party” — as defined in Section 4.01(b)(ix).

“Third Party Claim” — as defined in Section 18.05(b).

“Threshold Omission Value”— as defined in Section 12.01(a).

“Title Benefit” — as defined in Section 4.08(a).

“Title Defect” — as defined in Section 4.02.

“Title Defect Notice” — as defined in Section 4.03(a).

“Title Defect Value” — as defined in Section 4.03(c).

“Title Indemnity Agreement” — as defined in Section 4.04(a)(ii).

“Transfer Taxes” — as defined in Section 13.02.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Unauditable Asset” means any Asset with respect to which the Required Financial Statement Procedures cannot be completed as a result of a breach by Seller of Article IX.

“Wells” — as defined in Section 2.02(e).

“Working Interest” or “WI” — as defined in Section 4.01(a)(ii).

1.02     Usage.

(a)                                  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)           reference to any law, rule, regulation, statute, ordinance, order, decree, writ, or injunction of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)           Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)           This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation of this Agreement.

Article II

Assets

2.01     Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

2.02     Assets. Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to:

(a)           the oil, gas and/or mineral leases described in Exhibit A, and the lands covered thereby, including but not limited to the lands described in Exhibit A (collectively, the “Leases”), and all overriding royalty interests, operating rights, record title and other similar interests in the Leases (collectively, the “Subject Interests” or, singularly, a “Subject Interest”), except those overriding royalty interests expressly excluded under Section 2.03(b) of this Agreement;

(b)           except to the extent as may be limited by the Subject Interests, all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)           to the extent assignable or transferable by Seller, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used in connection with the Subject Interests, including without limitation those described or referred to in Exhibit C-1 (the “Easements”);

(d)           to the extent assignable or transferable by Seller, (i) all personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including all wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery and (ii) the equipment identified at Exhibit C-2 (clause (ii) being referred to herein as the “Specified Equipment”, and together with clause (i), the “Personal Property”);

(e)           all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including the wells described in Exhibit B (the “Wells”);

(f)            to the extent assignable or transferable by Seller, all contracts, warranties, agreements and other arrangements, and all express and implied rights that directly relate to the Subject Interests, the Leases or the Easements, including communitization, unitization or pooling agreements, production sales contracts, farmout agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements and the contracts, agreements and other arrangements, including without limitation those described or referred to in Exhibit D (the “Contracts”); and

(g)           to the extent assignable or transferable by Seller, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”).

2.03     Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)           all fee mineral, royalty and other similar non-leasehold oil, gas or other mineral interests and estates in the lands covered by the Leases (except overriding royalty interests as provided in Section 2.02(a));

(b)           the overriding royalty interests in the Leases described on Schedule 2.03(b);

(c)           all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(d)           all Claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(e)           all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(f)            all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(g)           all geophysical data, interpretations and information related to the Assets, and all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(h)           all documents and instruments of Seller (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel; or (iii) received from RBC Richardson Barr, RBC Capital Markets or any other financial, commercial or legal advisor of Seller (each, an “Advisor”);

(i)            all (i) agreements and correspondence between Seller or any of its Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of its Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of its Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of its Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of its Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “Control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(j)            all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(k)           all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(l)            all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of its Affiliates;

(m)          all Claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Closing; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including Claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(n)           all rights and interests of Seller under any bond prior to the Effective Time;

(o)           all rights and interests of Seller under any policy or agreement of insurance or indemnity or to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Closing Date;

(p)           all amounts due or payable to any Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Closing;

(q)           all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(r)            all proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(s)           all funds held in suspense accounts related to the Assets;

(t)            all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such equipment attached to a well located on a Lease;

(u)           all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(v)           all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements; and

(w)          any Asset excluded pursuant to Section 9.03.

Article III

Purchase Price

3.01     Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of $235,606,917.31 (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

3.02     Deposit.

(a)           Within one (1) Business Day following the execution of this Agreement by Buyer and Seller, Buyer shall deposit with Wells Fargo Bank, National Association (the “Escrow Agent”), in an interest-bearing escrow account pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”) a performance guarantee deposit in an amount equal to seven and one-half percent (7.5%) of the Unadjusted Purchase Price (together with all accrued interest thereon, the “Deposit”). If the Deposit is not deposited with the Escrow Agent within such period, this Agreement shall be null and void and neither Party shall have any further rights or obligations under this Agreement. Seller and Buyer shall each be responsible for one-half of all fees and expenses associated with the Escrow Agreement.

(b)           If the Closing occurs, the Parties shall cause the Deposit to be paid to Seller and applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount.

(c)           If the Agreement is terminated without the Closing having occurred, the Parties shall cause the Deposit to be applied as provided in Section 15.03.

3.03     Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on August 1, 2011 (such date being referred to herein as the “Effective Date” and such time on such date being referred to herein as the “Effective Time”).

Article IV

Title Matters

4.01     Defensible Title and Permitted Encumbrances.

(a)           For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in that Asset that, subject to and except for Permitted Encumbrances:

(i)            with respect to each well, unit, well location or Lease shown on Exhibit B, entitles Seller to receive not less than the percentage or decimal interest set forth in Exhibit B as Seller’s “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from (A) the applicable well or unit as set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location or Lease set forth in Exhibit B;

(ii)           with respect to each well, unit, well location or Lease shown in Exhibit B, obligates Seller to bear not greater than the percentage or decimal interest set forth in Exhibit B as Seller’s “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of (A) the applicable well or unit set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location or Lease set forth in Exhibit B, and except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest; and

(iii)          is free and clear of all liens, encumbrances, security interests, pledges and material defects in title.

(b)           The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)            the terms and provisions of the Leases and Contracts (except farmout or farmin agreements, and area of mutual interest and participation agreements, which are separately addressed pursuant to Sections 4.01(b)(xii) and 4.01(b)(xiii), respectively), to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B, increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests or interfere materially with the operation, value of use of the Assets;

(ii)           any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business (1) that Seller has agreed to assume or pay pursuant to the terms of this Agreement; or (2) for which Seller is responsible for paying or releasing at or after the Closing pursuant to the terms of this Agreement;

(iii)          any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv)          the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interests in the Assets, to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B, increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests or interfere materially with the operation, value or use of the Assets;

(v)           any obligations or duties affecting the Assets to any federal, regional, state, county, municipal, tribal or local government authority, domestic or foreign, or judicial or regulatory agency, board, bureau, commission, court, department or other instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)          any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(vii)         all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)        subject to Section 4.06, preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)           subject to Section 4.07, required Third Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement; or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(x)            all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(xi)           the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; compression agreements; equipment leases; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B, increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or interfere materially with the operation, value or use of the Assets;

(xii)          the farmout or farmin agreements set forth on Schedule 4.01(b)(xii), to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(xiii)         the area of mutual interest agreements and participation agreements set forth on Schedule 4.01(b)(xiii), to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(xiv)        liens and security interests that will be released at Closing as provided in Section 14.03(h);

(xv)         rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xvi)        all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the affected Asset; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interests;

(xvii)       all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.03(a) or Section 4.04(d) or any other provision of this Agreement; and

(xviii)      Title Defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

4.02     Title Defect. The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to that Asset. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect: (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action or variation was not authorized and results in another Person’s Claim of title to the relevant Asset; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statues of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents; (d) defects or irregularities in title to Leases that have been producing for over five (5) years which for such period of five (5) years or more have not delayed or prevented Seller (and/or Seller’s predecessors, if owned by Seller less than five (5) years) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses or costs greater than its Working Interest share from any Lease, unit or well; (e) defects or irregularities resulting from or related to probate proceedings, the lack of probate proceedings, or the omission of heirship proceedings, if the defects or irregularities have been outstanding for a period equal to the statue of limitations applicable to the defect or irregularity, unless Buyer provides evidence that a competing chain of title exists as to the Assets subject to such defect or irregularity; or (f) conventional rights of reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights.

4.03     Notice of Title Defects.

(a)           If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller of the alleged Title Defect as promptly as possible but no later than the expiration of the Examination Period. To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Defect; and (v) include the value of the Title Defect as determined by Buyer. Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.03(a), shall be deemed to have been waived by Buyer and shall constitute Permitted Encumbrances.

(b)           After receipt of an effective Title Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing and to postpone the Closing Date up to thirty (30) days beyond the date set forth in Section 14.01 to facilitate the cure.

(c)           The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)            If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)           If the Title Defect asserted is that the Net Revenue Interest attributable to any well, unit, well location or Lease is less than that stated in Exhibit B or the Working Interest attributable to any well, unit, well location or Lease is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value of such Asset. For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 13.01.

(iii)          If the Title Defect represents an obligation, encumbrance, burden or charge on the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset and the Title Defect Value placed upon the Title Defect by Buyer and Seller.

(iv)          If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)           The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value.

(vi)          Except as provided in Section 4.03(c)(i) with respect to liens, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units, well locations or other Assets affected by it.

(vii)         To give Seller an opportunity to commence reviewing possible Title Defects, Buyer shall use reasonable efforts to give Seller, on or before 5:00 p.m. Central Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

4.04     Remedies for Title Defects.

(a)           Subject to the continuing right of Seller to dispute the existence of an asserted Title Defect and/or the asserted Title Defect Value and subject to the rights of the Parties under Section 15.01(f), if any Title Defect timely asserted by Buyer in accordance with Section 4.03(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)            subject to Section 4.04(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.03(c) or Article XX (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 18.02);

(ii)           indemnify Buyer against all Claims resulting from the Title Defect (an “Indemnified Title Defect”) pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in the form attached to this Agreement as Exhibit G;

provided, however, that without Buyer’s consent, Seller shall not be entitled to elect to indemnify Buyer under this Section 4.04(a)(ii) for any Title Defect that is a discrepancy in the Net Revenue Interest and/or Working Interest of a well, unit, well location or Lease (as compared to the Net Revenue Interest and/or Working Interest set forth in Exhibit B with respect to such Asset); or

(iii)          retain the entirety of the Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)           If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 shall apply.

(c)           If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect and Seller has not elected to indemnify Buyer with respect to the Title Defect under Section 4.04(a)(ii) or to retain the Assets associated with the Title Defect under Section 4.04(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XX. In that event, subject to Section 8.02, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect or Title Defect Value, but upon the final resolution of the Dispute, the Title Defect Value, if any, found to be attributable to the Title Defect shall, subject to Section 4.04(d), be refunded by Seller to Buyer within five (5) Business Days of such resolution.

(d)           Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.04(e), (i) if the value of a particular individual Title Defect (or individual Title Benefit, except for an Asset on which there is a Title Defect exceeding $50,000) does not exceed $50,000, then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (after taking into account clause (i)) and Environmental Defects as provided in Article V does not exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price prior to any other adjustments, then they shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made on account of Title Defects and Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (after taking into account clause (i)) and Environmental Defects does exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

(e)           Notwithstanding the provisions of Section 4.04(d) and the other provisions of this Agreement, in the event Buyer asserts a Title Defect as a result of Seller’s Net Revenue Interest in any well, unit, well location or Lease being less than that stated in Exhibit B and Seller owns, as of the Effective Time, a fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest in such well, unit, well location or

Lease, then (i) the Assets shall be deemed to include such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest; (ii) such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest shall be conveyed by Seller to Buyer at the Closing; (iii) to the extent the inclusion of such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest eliminates such Net Revenue Interest deficiency, the deficiency shall not constitute a Title Defect; and (iv) to the extent the inclusion of such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest in the Assets results in Seller’s Net Revenue Interest being greater than that stated in Exhibit B, the excess shall constitute a Title Benefit.

4.05     Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit F (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement. Buyer’s remedy for breach of Seller’s special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset, and any Claims for such breach must be asserted within twelve (12) months from the Closing Date. Any such Claims not asserted within such twelve (12) month period shall be deemed to be Assumed Obligations.

4.06     Preferential Rights To Purchase.

(a)           Seller shall transmit all required notices with respect to preferential right to purchase provisions relative to any Asset (“PPRs”) promptly after the execution of this Agreement but in no event later than four (4) Business Days after execution of this Agreement by the Parties. Seller shall use its reasonable efforts in good faith to obtain waivers of all PPRs. Prior to the Closing, Seller shall notify Buyer if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)           If a Person from whom a waiver of a PPR is requested refuses to give such waiver, then the Assets covered by that PPR may be sold to such holder of the PPR subject to the terms and conditions of this Agreement, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article) and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets. Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c)           Except as expressly waived in writing by Buyer, if by Closing, (i) the time frame for the exercise of a PPR applicable to an Asset has not expired and Seller has not received notice of an intent not to exercise or a waiver of the PPR or (ii) a Third Party exercises its PPR, but fails to consummate the purchase of the applicable Asset prior to the Closing, Buyer shall have the option to exclude from the sale under this Agreement any such Assets. If Buyer elects to so exclude such Assets, then the Unadjusted Purchase Price will be reduced by the Allocated Value of such excluded Assets. With respect to any such Asset that Buyer does not elect to so exclude, if any Third Party elects to purchase all or a part of an interest in any such Asset, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

4.07     Consents to Assignment. Seller shall transmit all required notices with respect to consents from Third Parties required prior to Closing to assign the Assets (“Consents”) (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing) promptly after the execution of this Agreement but in no event later than four (4) Business Days after execution of this Agreement by the Parties. Seller shall use its commercially reasonable efforts in good faith to obtain all Consents. Buyer shall reasonably assist Seller with those efforts. Notwithstanding the foregoing, Buyer has the option to exclude from the sale under this Agreement any Assets subject to a consent provision which has not been waived prior to Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing). If Buyer elects to exclude such Assets, then the Unadjusted Purchase Price will be reduced by the Allocated Value of such excluded Assets. Provided, however, in no event shall the failure of Seller to obtain the consent of SST Energy Corporation allowing Buyer to assign that certain Drilling Contract dated July 11, 2011 between Seller and SST Energy Corporation result in a reduction of the Unadjusted Purchase Price or result in any exclusion of Assets, other than the exclusion of said Drilling Contract.

4.08     Title Benefits; Remedies.

(a)           If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party at or before the expiration of the Examination Period. Subject to Section 4.04(d), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 14.02(a)(iii), with respect to the Title Benefit, in an amount mutually agreed upon by the Parties and based on the Allocated Value for the Asset affected by the Title Benefit. For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest), provided that any interests in any Asset purchased or acquired by Seller after the Effective Time shall not be considered a Title Benefit for purposes of this Agreement.

(b)           If, with respect to a Title Benefit, Buyer and Seller have not agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount at or prior to the Closing, Seller or Buyer shall have the right to elect to have the Dispute regarding the Purchase Price Adjustment determined by an Independent Expert in accordance with Article XX. In that event, Buyer shall pay the undisputed portion of the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and, subject to Section 4.04(d), upon determination of the amount of the adjustment, shall pay to Seller any unpaid portion within five (5) Business Days of such determination.

Article V

Environmental Matters

5.01     Environmental Review.

(a)           Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review, provided, however, that in the event the Phase I review discloses matters (“Environmental Matters”) that Buyer, acting in good faith, reasonably determines requires additional inspection, Buyer may notify Seller in writing of such Environmental Matters and request Seller’s consent to conduct additional inspection activities (“Inspection Request”). The Inspection Request shall include the specific Asset that would be subject to such additional inspection, the reasons for requesting additional inspection and a description of the proposed additional inspection activities to be conducted by Buyer. Seller shall consent to or deny the Inspection Request within three (3) days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld and that the failure of Seller to respond within such three (3) day period shall be deemed to constitute Seller’s consent to the proposed additional inspection activities proposed in the Inspection Request. Notwithstanding the foregoing, if Seller withholds its consent to any Inspection Request, then such Asset may be excluded by Buyer, at Buyer’s discretion, from the sale under this Agreement and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets. Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Law. For any of the Assets that are not operated by Seller, Seller shall use good faith effort to seek and obtain the consent of the operator(s) to access by Buyer for the purpose of Buyer’s Environmental Review. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge. Buyer releases, and shall defend, indemnify and hold harmless, Seller, its members, managers, Affiliates, co-lessees, co-venturers and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, “Seller Indemnitees”) from and against all Claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of or relating to Buyer’s Environmental Review.

(b)           Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant to not, disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order or seek any other remedy, as any Seller deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge.

5.02     Environmental Definitions.

(a)           Assumed Environmental Obligations. For purposes of this Agreement, the term “Assumed Environmental Obligations” means, with respect to Seller’s ownership of the Assets, the operation of the Assets or the condition of the Assets and any surface or subsurface depths used in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), all liabilities, losses, Claims, obligations, costs or expenses arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including Claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects that are not Indemnified Environmental Defects; and (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c).

(b)           Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition, including any discharge, release, disposal, production, storage, treatment of Hazardous Substances, identified with specificity in Buyer’s Environmental Review that constitutes a material violation of any Governmental Authorization or other permit or license held by Seller or any Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which the affected Asset is located, excluding, however any environmental conditions deemed not to be Environmental Defects by application of Section 5.04(c).

(c)           Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

(d)           “Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances) or the environment, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(e)           Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)            Indemnified Environmental Defects. For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which Seller has elected to indemnify Buyer in accordance with Section 5.04(a)(ii).

5.03     Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Seller of the alleged Environmental Defect as promptly as possible but no later than the expiration of the Examination Period. To be effective, this notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of Buyer’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review; and (B) a separate specific citation of the provisions of Governmental Authorization, permit, license or Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Asset or Assets affected by the Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if Seller elected Section 5.04(a)(i) as the remedy for it. Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation. After receipt of an effective Environmental Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing and to postpone the Closing Date up to thirty (30) days beyond the date set forth in Section 14.01 to facilitate the cure.

5.04     Remedies for Environmental Defects.

(a)           Subject to the continuing right of Seller to dispute the existence of an asserted Environmental Defect and/or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 15.01(f), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)            subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XX (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 18.02);

(ii)           indemnify Buyer against all Claims resulting from the Environmental Defect pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) in the form attached to this Agreement as Exhibit H; or

(iii)          retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)           If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect and Seller has not elected to indemnify the Buyer with respect to the Environmental Defect under Section 5.04(a)(ii) or to retain the Assets associated with the Environmental Defect under Section 5.04(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XX. In that event, Subject to Section 8.02, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Environmental Defect or Environmental Defect Value, but on the final resolution of the Dispute the Environmental Defect Value, if any, found to be attributable to the Environmental Defect shall, subject to Section 5.04(c), be refunded by Seller to Buyer within five (5) Business Days of such resolution.

(c)                                  Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $50,000) and Title Defects as provided in Article IV does not exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase Price shall be made on account of Environmental Defects and Title Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $50,000) and Title Defects does exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

5.05              No Warranty Regarding Environmental Matters. SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE. BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

5.06              Physical Condition of the Assets. Buyer acknowledges that the Assets have been used by Seller for oil and gas drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses. In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property. Buyer understands that Seller does not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Seller does not make any representation or warranty with respect to those matters, and Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

5.07              NORM. Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI

Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

6.01              Seller’s Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller is also qualified to own and operate the Assets with all applicable Governmental Authorities having jurisdiction over the Assets.

6.02              Legal Power; Approvals.

(a)                          Seller has the legal power, right and authority to enter into and perform this Agreement and the transactions it contemplates for Seller. Except as set forth on Schedule 6.02, there are no PPRs or Consents.

(b)                         Except as set forth on Schedule 6.02, the execution and delivery of this Agreement and any of the other documents executed in connection with this Agreement, and the performance and consummation of the transactions contemplated by this Agreement and any of the other documents executed in connection with this Agreement, will not (in each case, with or without notice or lapse of time or both):

(i)                       violate or conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person the right to terminate, accelerate, modify or cancel, any provision of Seller’s charter, operating agreement or governing documents;

(ii)                    result in any default under any agreement or instrument to which Seller is a party or is bound or by which the Assets are bound;

(iii)                 constitute a violation of any applicable Law or require any consent, authorization or approval under any applicable Law; or

(iv)                violate or conflict with any restriction to which Seller is subject; or result in the creation or imposition of any lien, encumbrance or security interest upon the Assets.

6.03              Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite limited liability company action, as applicable, on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing those other documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.04              Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

6.05              Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

6.06              Proceedings; Compliance with Law.

(a)                                  Seller has not received any written notice of any Material Claim with respect to the Assets, including Claims with respect to any continuing or uncured breach, default or violation involving or relating to any of the Assets or applicable Law (excluding Environmental Laws). There is no suit, action, hearing, investigation, review or other proceeding, including any condemnation or eminent domain proceeding, before any court or Governmental Authority pending, or to its Knowledge, threatened, relating to or involving any of the Assets (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Assets), or which affect the execution, delivery, validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with this Agreement, or which affect the validity or enforceability of the transactions contemplated hereby. There are no audits currently being conducted or, to Seller’s Knowledge, imminent under any of the joint operating agreements that govern the Assets.

(b)                                 To Seller’s Knowledge, except as disclosed on Schedule 6.06(b), the Assets are, and Seller’s operation of the Assets has been and currently is, in substantial compliance with the provisions and requirements of any applicable Law (excluding Environmental Laws).

6.07              Royalties. During the Seller Ownership Period all rentals, royalties and other payments due under the Subject Interests have been paid in all material respects, except those amounts that are being held in suspense. The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the Effective Date Seller acquired ownership of the Asset and ending at the Closing Date.

6.08              Taxes. During the Seller Ownership Period, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid in all material respects prior to becoming delinquent, unless contested in good faith.

6.09              Contracts.

(a)                                  All Contracts relating to the Assets that require expenditures or obligations having a value in excess of $50,000 or are otherwise material in respect of the Assets are set forth on Exhibit D (“Material Contracts”, referred to together with the Leases, as the “Material Agreements”); provided, however, that Seller shall be permitted to update Exhibit D at any time on or before the fourth (4th) Business Day prior to Closing with respect to any Material Contract requiring expenditures or obligations having a value of no more than $2,500,000, and, with regard to any item that is so added to Exhibit D, the omission of such item from Exhibit D prior to the time of such update shall not be deemed a breach by Seller of this Agreement. The information set forth in Exhibits A through D is complete and accurate in all material respects to the Knowledge of Seller. Except as set forth on Schedule 6.09(a), neither Seller nor any Affiliate is, and, to Seller’s Knowledge, no other party to any of such Material Agreements is, in material default of its obligations thereunder and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default. To Seller’s Knowledge, each of such Material Agreements, including all amendments and modifications thereof, is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.

(b)                                 Except as set forth on Schedule 6.09(b), Seller’s interests in the Assets it operates are not subject to any contract for the sale of the production attributable to periods after the Effective Date.

(c)                                  Except as set forth in Schedule 6.09(c), Seller’s interest in the Assets is not subject to or burdened by any obligation under a sales, take-or-pay, marketing, forward sale or similar arrangement, to deliver production attributable to such interest in the Assets without receiving payment at the time of or subsequent to delivery, or to deliver the production in the future for which payment has already been received (e.g., a “forward” sale contract).

6.10              Governmental Authorizations. To Seller’s Knowledge, it has obtained and is maintaining, and is in material compliance with, all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for its ownership and/or operation of the Assets as currently owned and/or operated by it (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively).

6.11              No Prepayments. There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Assets that would obligate

Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

6.12              AFE’s. Except as set forth in Schedule 6.12, there are no outstanding authorizations for expenditure or other commitments to make expenditures in excess of $50,000 (net to Seller’s interest) per item relating to the Assets that Seller does not operate.

6.13              Liabilities. There is no Debt currently outstanding in respect of the Assets. Seller is not in default in payment of any such Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt. Schedule 6.13 sets forth any loan or credit agreement, security agreement, mortgage, pledge, or other agreement or instrument evidencing Debt of Seller in respect of the Assets in excess of ten thousand dollars ($10,000), as well as any security interest affecting any of the Assets.

6.14              Additional Drilling Obligations. Except as set forth at Schedule 6.14, to Seller’s Knowledge, Seller has no obligation to drill additional wells or conduct other material development operations, which such obligations arise solely under third-party agreements (and not under the terms of the Leases) in order to earn or continue to hold during the primary term of any Lease any portion of the Assets.

6.15              Areas of Mutual Interest. To Seller’s Knowledge, except as listed on Schedule 4.01(b)(xiii), none of the Assets are subject to (or have related to them) any area of mutual interest or participation provisions or agreements.

6.16              Plugging Obligations. To Seller’s Knowledge, except for wells listed on Schedule 6.16, there are no dry holes, or shut in or otherwise inactive wells, located on the Assets or on lands pooled or unitized therewith, except for wells that, to Seller’s Knowledge, have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon.

6.17              Oil and Gas Operations. To Seller’s Knowledge, all Wells listed on Exhibit B have been drilled and (if completed) completed, operated and produced in substantial compliance with applicable Leases, pooling and unit agreements, permits, licenses and authorizations and applicable Laws (excluding Environmental Laws). To Seller’s Knowledge, no Well listed on Exhibit B is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws (excluding Environmental Laws) that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

6.18              Financial Assurances and Guarantees. Except as set forth on Schedule 6.18, neither Seller nor any Affiliate has obtained or issued any guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds or other similar financial assurances relating to the Assets.

6.19              Specified Equipment. Each item of the Specified Equipment has never been installed or used in operations and is in good, workable condition and repair.

6.20              CA Amendment. As a condition to this Agreement becoming effective, Seller hereby represents and warrants that it has duly signed and delivered to Buyer the CA Amendment.

6.21              Independent Investigation. Prior to entering into this Agreement, Seller was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. In making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Seller has relied solely on the representations and warranties of Buyer in this Agreement and upon the covenants of Buyer in this Agreement, and not on any other representations, warranties or covenants of Buyer or any other Person or entity.

Article VII

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

7.01              Buyer’s Existence. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, and is qualified to conduct business and in good standing in the States in which the Assets are located. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

7.02              Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)                       any provision of Buyer’s governing documents;

(ii)                    any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii)                 any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

7.03              Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite corporate or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.04              Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

7.05              Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer.

7.06              Proceedings. There is no suit, action, Claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.07              Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the operated Assets and has, and shall maintain, all necessary bonds to own and operate the operated Assets.

7.08              Investment. Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky laws or any other applicable securities laws. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

7.09              Funds. Buyer will have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

7.10              CA Amendment. As a condition to this Agreement becoming effective, Buyer hereby represents and warrants that it has duly signed and delivered to Seller the CA Amendment.

7.11              Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties of Seller in this Agreement and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person or entity.

Article VIII

Other Pre-Closing Covenants

8.01              Examination Period.

(a)                                  The Examination Period shall run from the date of this Agreement until October 21, 2011 at Noon, local time in Midland, Texas (the “Examination Period”). During the Examination Period, Seller shall permit Buyer and/or its authorized representatives to conduct a due diligence investigation of the Assets, including to examine, during normal business hours, in the offices of Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records, and any geophysical data, interpretations and information pertaining to the Assets insofar as same may now be in existence (the “Examination”). During the Examination Period, Seller shall provide Buyer with access to Seller’s and its Affiliates’ employees, agents, consultants and contractors whose work responsibilities cover or relate to the Assets, and shall instruct such employees, agents, consultants and contractors to cooperate fully with Buyer in its Examination and to answer Buyer’s inquiries in a truthful and complete manner. Notwithstanding the foregoing: (i) Seller’s obligation to provide access to Buyer with respect to Assets operated by Third Parties shall be deemed satisfied by Seller using reasonable efforts to obtain permission for Buyer or its representatives to gain such access; and (ii) in the event that Seller is prohibited under an agreement currently binding on Seller to provide Buyer access to an Asset, Seller’s obligation to provide Buyer access with respect to such Asset shall be deemed satisfied by Seller using reasonable efforts to obtain permission for Buyer or its representatives to gain such access. In the event that Buyer is denied the ability to conduct due diligence with respect to any Asset under the foregoing clauses (i) and (ii) despite Seller having used the requisite reasonable efforts to gain Buyer access, then Buyer may elect to have Seller retain the entirety of any such Asset at the Closing, in which event the Unadjusted Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset.

(b)                                 The Examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise impede the efforts of Seller to comply with its other obligations under this Agreement. Any such examination by Buyer shall be at Buyer’s sole cost and expense. For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Midland, Texas.

8.02              Closing Statement.

At least five (5) Business Days before the Closing Date, Seller shall provide to Buyer a preliminary statement showing its computations of any adjustments to the Unadjusted Purchase Price provided for and required under this Agreement and the specifics of any such adjustments. Buyer and Seller shall, in good faith, attempt to agree upon the requisite Purchase Price adjustments prior to Closing, provided that if agreement is not reached and if the aggregate absolute dollar amount of the difference between Seller’s preliminary statement and Buyer’s preliminary statement is less than $5,000,000, the statement provided by Seller shall constitute the dollar amount to be paid by Buyer to Seller at Closing, subject to further adjustment under Section 16.02. If the aggregate absolute dollar amount of the difference between Seller’s preliminary statement and Buyer’s preliminary statement is $5,000,000 or greater, then the dispute shall be submitted to binding arbitration in accordance with Article XX. Once determined in accordance with the foregoing, the Unadjusted Purchase Price, as adjusted in accordance with the foregoing (the “Preliminary Amount”), and the specifics of any such adjustments, shall be set forth in a statement signed by Buyer and Seller and delivered at Closing (the “Closing Statement”).

Article IX

Financial Statements

9.01              Books and Records.

Seller represents to Buyer that it has in its possession or within its control all lease files, contracts, abstracts and title opinions, division order files, production records, well files, accounting records and any other files and records that relate to the Assets (the “Books and Records”). The Books and Records have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and fairly and accurately reflect the consideration paid for, and the revenues, expenses and liabilities of or relating to, each Asset, and the ownership, use, enjoyment and operation of the Assets.

9.02              Required Financial Statement Procedures.

Seller covenants to Buyer that Seller will:

(a)                                  on a timely basis, provide Buyer, Parent and their authorized representatives, including their Independent Accountant, at Seller’s office or at the location of the Assets or the Books and Records, as applicable, and at all reasonable times during normal business hours until completion of the Required Financial Statement Procedures, access to (i) the Assets and Books and Records pertaining to the Assets, (ii) the personnel and representatives of Seller who are familiar with such Assets and Books and Records pertaining to the Assets and (iii) if necessary, the personnel of Seller’s Affiliates and Seller’s Affiliates’ Books and Records pertaining to the Assets, for the purpose of completing the Required Financial Statement Procedures; and

(b)                                 fully cooperate with Buyer, Parent and their Independent Accountant so that Buyer, Parent and their Independent Accountant may complete the Required Financial Statement Procedures, including that Seller shall: (x) deliver one or more customary representation letters from Seller to such Independent Accountant as may be required by such Independent Accountant to perform its audit or review and to render the Opinion and (y) cause its various legal counsel to respond to the Independent Accountant’s requests for information concerning loss contingencies in accordance with the American Bar Association Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information (December 1975).

9.03              Exclusion of Unauditable Assets.

Without limiting Section 12.01, in the event that the representations and warranties set forth in this Article IX are not true and correct as of the date hereof or as of the Closing Date, or in the event that Seller shall have failed to perform any material obligation, covenant or agreement set forth in this Article IX, at the Closing Buyer may, at Buyer’s sole discretion, cause any Unauditable Asset to be an Excluded Asset under Section 2.03(w), and may also, but need not, assign Buyer’s right to purchase any such Unauditable Asset to another Person on the terms and conditions identical to those in this Agreement, and, in each such case, the Unadjusted Purchase Price will be reduced by the Allocated Value of such Excluded Assets. In the event Buyer determines to so assign an Unauditable Asset, Seller shall sell such Unauditable Asset to such other Person on the terms and conditions identical to those in this Agreement.

9.04              Further Cooperation.

(a)                                  For a period of three (3) years following the Closing Date, Seller shall cooperate with Buyer and Parent as and when needed in respect of the Base Financial Statements and the related Opinion issued by the Independent Accountant, including to respond to SEC comment letters in respect thereof.

(b)                                 For a period of three (3) years following the Closing Date, Seller shall retain, or caused to be retained, all books, records, information and documents that may be necessary in connection with the preparation and audit and/or review of financial statements required under applicable Law and applicable to Parent or its Affiliates with respect to the Assets.

Article X

Tax-Deferred Exchange

10.01       Election. At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article X; provided, however, that notwithstanding anything to the contrary in this Article X, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

10.02       Qualified Intermediary. If Seller makes a tax-deferred exchange election under this Article X, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have all or a portion of the Purchase Price paid to a qualified intermediary.

10.03       Additional Costs. If Seller makes a tax-deferred exchange election under this Article X, Buyer shall not be required to incur any additional cost, liability or obligation.

10.04       Indemnification. If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer from any responsibility or liability related to such election.

Article XI

Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

11.01       Representations. The representations and warranties of Buyer contained in this Agreement that are not subject to materiality or material adverse effect qualifications shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates, and the representations and warranties of Buyer contained in this Agreement that are subject to materiality or material adverse effect qualifications shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

11.02       Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

11.03       Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XII

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

12.01       Representations. The representations and warranties of Seller contained in this Agreement that are not subject to materiality or material adverse effect qualifications shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates, and the representations and warranties of Seller contained in this Agreement that are subject to materiality or material adverse effect qualifications shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates. Notwithstanding the foregoing, with respect to a breach by Seller of any representation or warranty contained in Sections 6.02(a), 6.09(a), 6.12 and 6.15 as a result of an omission of a required disclosure on the applicable Schedule (an “Omitted Item”):

(a)                                  Buyer shall not have a right of termination under Section 15.01(c) unless the sum of the absolute dollar amount of each Purchase Price Adjustment agreed to by the Parties or otherwise finally determined pursuant to this Agreement provided for under Sections 4.06, 4.07, 8.01(a), 9.03 and 17.04(b) plus (x) the amount of the required expenditures or obligations under all Omitted Items and (y) the asserted diminution in value of the Assets associated with all Omitted Items (clause x and y are collectively the “Omitted Item Damages”), exceeds $23 million (the “Threshold Omission Value”). If such breach relates to Omitted Item(s) where the Threshold Omission Value is not reached, Buyer and Seller shall, in good faith, attempt to agree upon a resolution with respect to the Omitted Item(s) prior to Closing, provided if agreement is not reached and the Omitted Item(s) results in Omitted Item Damages of more than $5,000,000, the Dispute shall be submitted to binding arbitration in accordance with Article XX prior to Closing. If the breach relates to Omitted Item(s) that result(s) in Omitted Item Damages of less than $5,000,000, Closing will occur without adjustment and the Parties shall attempt, in good faith, to agree upon a resolution prior to the resolution of the Final Statement, and if the Parties are not able to so agree, the Dispute shall be submitted to binding arbitration in accordance with Article XX; and

(b)                                 the Parties agree that, notwithstanding any other provision of this Agreement, the remedy for any such breach shall not be subject to the dollar limitations set forth in Section 18.04, and, if the breach is discovered prior to the Closing Date, the remedy for such breach shall be an adjustment to the Purchase Price, unless Buyer otherwise invokes its termination right under Section 12.01(a).

12.02       Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

12.03       Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XIII

Purchase Price Allocation and Tax Matters

13.01       Purchase Price Allocation.

(a)                                  The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit B. Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the Assets. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement, except with regard to Environmental Defects which shall be determined as provided in Section 5.02(c). Seller and Buyer acknowledge and agree that the Allocated Values allocated among various portions of the Assets: (i) are intended as a representation of relative values in relation to the overall Purchase Price for the limited purposes of adjusting the Purchase Price pursuant to the Purchase Price adjustment provisions of this Agreement; (ii) shall be final and binding between Seller and Buyer for such purposes only; and (iii) except as provided for expressly in this Agreement, are not intended as a measure of value for any other purpose.

(b)                                 For purposes of all federal, state and local Tax returns, including Internal Revenue Service Form 8594 filed under section 1060 of the Code and the regulations promulgated thereunder by the United States Department of the Treasury, Seller and

Buyer agree that (i) the Purchase Price, as adjusted, and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets consistent with the Allocated Values set forth on Exhibit B and (ii) neither Seller nor Buyer nor their respective Affiliates shall take positions inconsistent with such Allocated Values in any audit or other proceedings with respect to any Taxes.

13.02       Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller (and its members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including any and all legal costs associated with them. Buyer shall prepare and file when due all necessary documentation and Tax returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer which does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes. For purposes of this Agreement, the term “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Article XIV

The Closing

14.01       Time and Place of the Closing. If the conditions referred to in Article XI and Article XII of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 4.03(b), 5.03 or 15.01(f) or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cotton Bledsoe Tighe & Dawson, PC, whose address is 500 W. Illinois, Suite 300, Midland, Texas 79701, or at such other place reasonably designated by Seller, on or before October 28, 2011, at 9:00 a.m. local time in Midland, Texas (the “Closing Date”).

14.02       Adjustments to Purchase Price at the Closing.

(a)                                  At the Closing, the Purchase Price shall be increased by the following amounts:

(i)                                an amount equal to all prepaid ad valorem, property and similar taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time, provided that such amounts relate to an Asset and not to an Excluded Asset;

(ii)                             an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures including, but not limited to, expenditures for frac products and services, pumping units, casing and saltwater disposal pipe and materials, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)                          all increases to the Purchase Price for Title Benefits provided in Section 4.08;

(iv)                         the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time, such value to be the actual price received for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time, less all applicable royalties, taxes, gravity adjustments and transportation expenses necessary to market such production;

(v)                            $910 per month, prorated for any partial month and to the extent Seller owns less than 100% of the working interest, from and including the Effective Time to and excluding the Closing Date, for each operated well on the Leases that is producing and $9,100 per month, prorated for any partial month and to the extent Seller owns less than 100% of the working interest, from and including the Effective Time to and excluding the Closing Date, for each operated well on the Leases that is being drilled or completed;

(vi)                         all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vii)                      an amount equal to all Taxes (other than income taxes, ad valorem, property and similar taxes) that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time; and

(viii)                   any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b)                                 At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)                                an amount equal to all unpaid ad valorem, property and similar taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid taxes relate to periods of time prior to the Effective Time, which amount shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding taxable year (such amount to be prorated for the period of Seller’s ownership prior to the Effective Time);

(ii)                             all proceeds actually collected by Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time;

(iii)                          the Allocated Value of the Assets excluded pursuant to Sections 4.06, 4.07, 8.01(a) and 17.04(b) and Article IX;

(iv)                         all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V;

(v)                            an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 18.02; and

(vi)                         any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)                                  The adjustments described in Sections 14.02(a) and 14.02(b) above are referred to as the “Purchase Price Adjustments.”

14.03       Actions of Seller at the Closing. At the Closing, Seller shall:

(a)                                  execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b)                                 upon request of Buyer, execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)                                  execute and deliver to Buyer the Closing Statement;

(d)                                 execute and deliver to Buyer the transition services agreement in the form set forth at Exhibit J;

(e)                                  deliver to Buyer possession of the Assets;

(f)                                    deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Seller, providing that Seller is not a foreign Person;

(g)                                 execute and deliver to Buyer appropriate change of operator forms on any Assets operated by Seller or its Affiliates;

(h)                                 deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets, if any;

(i)                                     deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 12.01 and Section 12.02 have been satisfied; and

(j)                                     execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

14.04       Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a)                                  deliver to Seller the Preliminary Amount less the Deposit, in immediately available federal funds by wire transfer (in accordance with wire instructions that Seller shall deliver to Buyer on or before the second Business Day before the Closing), and instruct the Escrow Agent to deliver the Deposit to Seller;

(b)                                 execute and deliver to Seller the Closing Statement;

(c)                                  execute and deliver to Seller the transition services agreement in the form set forth at Exhibit J;

(d)                                 deliver to Seller evidence of Buyer’s compliance with the requirements of Section 7.07;

(e)                                  deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 11.01 and Section 11.02 have been satisfied;

(f)                                    take possession of the Assets; and

(g)                                 execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Article XV

Termination

15.01       Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)                                  by written consent of Buyer and Seller;

(b)                                 by Seller on the Closing Date if the conditions set forth in Article XI have not been satisfied or waived by Seller;

(c)                                  by Buyer on the Closing Date if the conditions set forth in Article XII have not been satisfied or waived by Buyer;

(d)                                 by Seller or Buyer, by notice to the non-terminating Party on or after December 31, 2011, if the Closing shall not have occurred;

(e)                                  by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement; or

(f)                                    by Seller or Buyer if (i) the aggregate amount of the adjustments to the Unadjusted Purchase Price agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, plus (iii) the sum of the absolute values of each Purchase Price Adjustment agreed to by the Parties or otherwise finally determined pursuant to this Agreement provided for under Sections 4.06, 4.07, 4.08(a), 8.01(a) and 17.04(b) and Article IX exceed twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XX, each of Seller and Buyer shall have the right and option to postpone the Closing Date until each such Dispute is resolved;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (f) above if that Party is at the time in material breach of any provision of this Agreement.

15.02       Effect of Termination. If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 15.01, then except as provided in Sections 15.02, 15.04 and 15.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that Article XV, Article XX and Sections 9.02, 9.04, 21.02, 21.05, 21.06, 21.07, 21.08, 21.09, 21.10, 21.11, 21.12, 21.13, 21.14 and 21.17 shall survive the termination hereof. Notwithstanding any other provision of this Agreement, in the event of a termination of this Agreement, (a) the Parties shall be entitled to pursue all remedies available at law or in equity, except with respect to a termination as a result of a material breach by Buyer for which Seller’s sole remedy shall be under Section 15.03, and (b) upon any termination of this Agreement pursuant to this Article XV, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or Claim by Buyer hereunder. In lieu of exercising its right to termination provided in Section 15.01, a Party entitled to terminate this Agreement under the terms herein shall also have the option to elect specific performance of the terms of this Agreement (plus the recovery of all costs and expenses, including reasonable attorneys fees, incurred in enforcing such right of specific performance).

15.03       Termination Damages.

(a)                                  If this Agreement is terminated by Seller due to a material breach of this Agreement by Buyer, and provided that Seller is not then in material breach of this Agreement, then Seller shall be entitled to receive the Deposit as liquidated damages on account of such termination, which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller. In such event, Buyer and Seller shall instruct Escrow Agent to deliver the Deposit and all interest thereon to Seller. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)                                 If this Agreement is terminated due to any reason other than a material breach of this Agreement by Buyer, (i) the Deposit and all interest thereon shall be returned to Buyer on demand upon such termination of this Agreement and (ii) the Parties hereby agree to instruct the Escrow Agent in accordance with the terms of the Escrow Agreement.

15.04       Return of Documents. On termination of this Agreement, Buyer shall return to Seller all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

15.05       Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third Party Claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XVI

Post Closing Obligations

16.01       Gas Imbalances. The Gas Imbalances attributable to the Subject Interests as of the Effective Time of which Seller has Knowledge are set forth on Schedule 16.01 (the “Agreed Imbalance”). For purposes of this Agreement, “Gas Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to gas produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law. Buyer and Seller shall jointly verify the actual net gas imbalances as of the Effective Time in the Accounting Statement and any Agreed Imbalance shall be accounted for between the Parties in the Accounting Statement at the New York Mercantile Exchange (NYMEX) closing price per MCF on the third (3rd) Business Day preceding the Effective Time. This settlement shall be final and neither Party afterwards shall make Claim upon the other Party concerning the Gas Imbalances. BUYER ASSUMES ALL

RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE FINAL STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED GAS IMBALANCES AND AGREES TO DEFEND AND INDEMNIFY SELLER FROM AND AGAINST ANY CLAIM, BY ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF SELLER’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

16.02       Final Accounting Statement.

(a)                                  On or before the one hundred twentieth (120th) day after the Closing Date, Seller shall provide to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Gas Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 14.02. Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to evaluate the same. To the extent that Seller and Buyer are unable to agree upon any adjustments on or before thirty (30) days after the date set forth above, then the Parties shall resolve the Dispute in accordance with Article XX.

(b)                                 If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day following resolution of the Final Statement by the Parties or by an Independent Expert, if applicable. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day following resolution of the Final Statement by the Parties or by an Independent Expert, if applicable. For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized by mutual agreement of Buyer and Seller pursuant to Section 16.02(a) or (ii) upon resolution of any Dispute, the final Accounting Statement reflecting those resolutions.

(c)                                  The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

16.03       Further Cooperation. As soon as reasonably practicable after the Closing, Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 21.04.

16.04       After the Closing. After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement. To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 14.02, to which another Party is entitled, the receiving Party will promptly transfer such funds to the Party so entitled. To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly send the invoice or statement to the appropriate Party.

Article XVII

Operation of the Assets

17.01       Operations. From and after the date of this Agreement until the Closing, except as expressly contemplated by this Agreement, unless expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Midland time on the fifth (5th) Business Day following notice to Buyer, provided that such notice is sent by courier to Buyer to the address set forth in Section 21.12, with a copy via e-mail to Dorsey & Whitney LLP to the e-mail addresses provided in Section 21.12) or in situations in which emergency action is taken in the face of risk to life, the Assets or the environment, Seller shall:

(a)                                  operate and maintain the Assets owned, controlled or operated by Seller or an Affiliate of Seller in the usual, regular and ordinary manner consistent with past practice;

(b)                                 except to the extent necessary to maintain the Leases under the terms of the Leases, not enter into a material contract in respect of an Asset, or materially amend or change the terms of any Contract;

(c)                                  except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $50,000 (net to the Working Interest of Seller) for each operation (except for emergency operations and operations required under presently existing authorizations for expenditures described on Schedule 6.12) provided that the terms of this clause (c) shall not apply to any expenditures of Seller which will not be charged to Buyer;

(d)                                 unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests that is identified on Exhibit B as producing;

(e)                                  not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(f)                                    not release, terminate or materially amend any material Lease or Easement;

(g)                                 not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the operated Assets;

(h)                                 not waive, compromise or settle any Claim which can reasonably be expected to materially affect the ownership, operation or value of the Assets after the Effective Date;

(i)                                     not issue any note, bond, or other debt instrument secured by the Assets or agree to the imposition of any security interest or lien on the Assets or allow any encumbrance which would impose a security interest or lien on account of unpaid amounts upon any of the Assets;

(j)                                     to the extent Seller has Knowledge thereof, provide Buyer with written notice of (i) any Claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets; and

(k)                                  not commit to do anything that is prohibited by this Section 17.01.

17.02       Limitations on the Operational Obligations and Liabilities of Seller. Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted its interests in a manner that complies with the provisions of this Article XVII, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XVII, nor shall any action required by a vote of working interest owners constitute such a violation. To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XVII shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

17.03       Operation of the Assets after the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s). Without implying any obligation on a Seller’s part to continue operating any operated Assets after the Closing, if a Seller elects to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer.

17.04       Change in Circumstances; Casualty Loss.

(a)                                  Provided the Closing occurs, on and after the Effective Date, Buyer shall assume all risk of loss with respect to a loss of any part of the Assets due to any of the following events, but only to the extent that the occurrence of any such loss is not a result of a Casualty Loss and is not otherwise covered by an insurance policy of Seller or its Affiliates, and provided that Seller acts at all times in respect of the Assets in accordance with applicable Law and industry standards and, in any event, in a manner consistent with Seller’s prior practice and no less prudent than Seller acts in respect of its other assets and operations: (i) the collapse of casing and sand infiltration of wells and other similar occurrences or changes; (ii) normal wear and tear; (iii) production declines, depletion and watering out and other similar occurrences or changes; and (iv) changes in commodities prices, credit markets, and other market factors or conditions.

(b)                                 If, prior to the Closing, any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, in each case, to the extent not a result of an event contemplated by Section 17.04(a) (any such event, a “Casualty Loss”), this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking but the Assets affected by said destruction, taking or proceedings or threat thereof shall be excluded from the sale under this Agreement and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets.

17.05       Operatorship. Buyer acknowledges that the rights and obligations associated with such Subject Interests are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Article XVIII

Obligations and Indemnification

18.01       Retained Obligations. Seller shall retain (but only to the extent the same do not constitute Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all costs, expenses, liabilities and obligations of Seller related to (a) the payment or improper payment by Seller of royalties accruing under the Leases prior to the Effective Time; (b) any obligations, duties and liabilities that (i) do not solely accrue from or solely arise out of, the Assets or (ii) that are attributable to periods prior to or after the Closing Date that relate to Seller’s business generally, including but not limited to general, administrative and personnel matters; (c) Claims of Third Parties arising in connection with the breach by Seller of any representation or warranty set forth in this Agreement; (d) Claims against Seller by co-working interest owners in the Assets for matters occurring prior to the Closing Date in connection with Seller’s operation of the Assets; (e) any contamination or condition that is a result of any off-site disposal by Seller of any Hazardous Substances produced from the Leases on, in or below any properties not included in the Assets prior to the Effective Time, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law; (f) any obligations, duties and liabilities of Seller relating to or arising from each of the Excluded Assets; and (g) any income, franchise or similar taxes of Seller or any of its Affiliates (collectively, the “Retained Obligations”).

18.02       Assumed Obligations. With out limiting the terms of Article VI and Section 18.04, or the terms of Article IV and Article V with respect to title and environmental issues respectively, provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the following, whether attributable to periods before, at or after the Effective Time (except to the extent expressly stated otherwise in the following clauses (a) through (h)), REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNITEES: (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances as of the Closing Date; (c) suspense accounts as of the Closing Date; (d) the condition of the land covered by the Leases; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; and (h) all unpaid ad valorem, property and similar taxes and assessments based upon or measured by the ownership of the Assets after the Effective Time (collectively, the “Assumed Obligations”).

18.03       Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO (I) THE ASSUMED OBLIGATIONS REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES; (II) ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF BUYER UNDER THIS AGREEMENT; (III) SELLER’S OPERATION OF THE ASSETS FOLLOWING THE EFFECTIVE TIME, PROVIDED THAT SELLER ACTS AT ALL TIMES IN RESPECT OF THE ASSETS IN ACCORDANCE WITH APPLICABLE LAW AND INDUSTRY STANDARDS, AND BUYER’S COMPLIANCE WITH THE TERMS OF ANY APPLICABLE JOINT OPERATING AGREEMENT RELATED TO THE ELECTION OF A SUCCESSOR OPERATOR; AND (IV) ANY ERRONEOUS PAYMENT, PROVIDED THAT SELLER REMITS TO BUYER ANY MONIES THAT SELLER FAILED TO PAY WITH RESPECT TO ANY SUCH ERRONEOUS PAYMENT; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Buyer’s indemnification obligation under Section 18.03(II) and Section 18.03(III) shall apply only if and to the extent Seller provides Buyer with a Claim Notice complying with Section 18.05 on or before the day occurring nine (9) months after the Closing. PROVIDED THAT CLOSING OCCURS, INDEMNIFICATION UNDER THIS SECTION 18.03 SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY OBLIGATION OR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF BUYER MADE IN THIS AGREEMENT, AND BUYER’S LIABILITY WITH RESPECT THERETO SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING PROVIDED IN THIS SECTION 18.03 AND IN SECTION 18.05.

18.04       Seller’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS PARTNERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (I) THE RETAINED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES AND (II) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER, OR OF A COVENANT OR AGREEMENT OF SELLER THAT EXPRESSLY SURVIVES CLOSING, UNDER THIS AGREEMENT; provided, however, notwithstanding anything to the contrary contained in this Agreement, (a) Seller’s indemnification obligation under this Section 18.04 shall apply only if and to the extent Buyer provides Seller with a Claim Notice complying with Section 18.05 on or before the day occurring nine (9) months after the Closing, (b) except to the extent provided otherwise in Section 12.01(a), Buyer shall bear sole responsibility for the aggregate costs associated with all such Claims up to a threshold percentage of two percent (2%) of the Unadjusted Purchase Price, it being intended by the Parties that Seller be obligated only to the extent that those costs exceed two percent (2%) of the Unadjusted Purchase Price, and (c) except to the extent provided otherwise in Section 12.01(a), Seller’s aggregate indemnification liability is limited to an amount equal to twenty-five percent (25%) of the Unadjusted Purchase Price. PROVIDED THAT CLOSING OCCURS, INDEMNIFICATION UNDER THIS SECTION 18.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY RETAINED OBLIGATION OR ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER MADE IN ARTICLE VI, AND SELLER’S LIABILITY WITH RESPECT TO ANY RETAINED OBLIGATION OR BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER MADE IN Article VI SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING AND AMOUNT PROVIDED IN THIS SECTION 18.04 AND IN SECTION 18.05.

18.05       Notices and Defense of Indemnified Matters.

(a)                                  For purposes of this Section 18.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.

(b)                                 To make claim for indemnification under any of Section 18.03 or 18.04, an Indemnified Party must notify the Indemnifying Party of its Claim under this Section 18.05, including the specific details of and specific basis under this Agreement for its Claim (the “Claim Notice”). In the event that the Claim for indemnification is based upon a Claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Third Party Claim as provided in this Section 18.05 shall relieve the Indemnifying Party of its obligations under Section 18.03 or 18.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(c)                                  In the case of a Third Party Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                                 If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 18.05. Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect any Third Party Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Party does not admit its liability or admits its liability but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to its settlement or final determination. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability for the Third Party Claim, and (ii) if liability is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)                                    In the case of a Claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the Claim for those Losses. If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the Claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Article XIX

Limitations on Representations and Warranties

19.01       Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

19.02       Sale “As Is” “Where Is”. BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING. WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ANY RIGHT TO RECOVER FROM ANY SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND

RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING. NOTWITHSTANDING THE FOREGOING, BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 19.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLER CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING.

19.03       DISCLAIMER REGARDING THE ASSETS. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

19.04       DISCLAIMER REGARDING INFORMATION. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VI, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY,

COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Article XX

Dispute Resolution

20.01       Scope; Disputes

(a)                                  Scope. The Parties recognize that disputes as to certain matters may from time to time arise that relate to a Party’s rights and/or obligations under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XX if and when such a dispute arises between the Parties. All disputes among the Parties relating to this Agreement (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XX.

(b)                                 Technical Disputes. In the event the Dispute involves a Title Defect, Title Defect Value, Environmental Defect, Environmental Defect Value, Title Benefit or calculation of the Closing Statement or Final Statement or revisions to either of such statements and the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XX, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”). Such Independent Expert shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with the following:

(i)                                in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects or Title Benefits are alleged or with respect to which such Title Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(ii)                             in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least 20 years experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(iii)                          in the case of any Dispute regarding the calculation of the Closing Statement or the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Seller; and

(iv)                         in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules for Large, Complex Commercial Disputes and Expedited Procedures of the American Arbitration Association (the “Rules”), notwithstanding the selection method and criteria set forth in clauses (i)-(iv) above.

(c)                                  Other Disputes. If any Dispute arises that relates to a Party’s rights or obligations under the agreement other than those set out in Section 20.01(b) of this Article XX (“Other Dispute”) and the Parties cannot resolve the Other Dispute within thirty (30) days of a written request by one Party to the other Party, each Party agrees to hold a meeting attended by its respective chief executive officer or president, or a vice resident designated by him, to attempt in good faith to negotiate a resolution of the Other Dispute prior to pursuing arbitration. If within forty-five (45) days after such written request, the Parties have not succeeded in negotiating a resolution of the Other Dispute, such Other Dispute shall be submitted to final and binding arbitration before either a single arbitrator or a panel of three arbitrators (the “Arbitrators”) in accordance with the Rules, except as otherwise expressly provided in this Article, and further provided that no Arbitrator shall have any a substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection.

20.02       Additional Procedures

(a)                                  Proceedings related to a Technical Dispute or an Other Dispute under this Article XX shall be held in Midland, Texas and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XX.

(b)                                 The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and information (including electronically stored information) relevant to any Dispute, including copies of all documents in their possession or control on which they rely in support of the position or which they intend to introduce as exhibits at a hearing. The necessity of additional information exchange or depositions shall be determined by the Independent Expert or the Arbitrator (collectively, “Neutral”) based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing Parties and the witness.

(c)                                  The final determination of the Neutral shall be made in writing within thirty (30) days after submission of the matters in dispute to the Neutral, and a Neutral shall agree to comply with this schedule before accepting appointment. In making its determination, the Neutral shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Neutral are necessary to make a proper determination. The Neutral, however, may not determine that (i) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice, or (ii) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, or (iii) the value of a Title Benefit is greater than the amount claimed by Seller.

(d)                                 The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Closing Statement or the Final Statement or revisions thereto submitted by either Party.

(e)                                  The Neutral may not award punitive damages, interest or penalties to either Party with respect to any matter.

(f)                                    The costs and expenses of the Neutral, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witnesses fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(i)                                If the Neutral rules in favor of one Party on all disputed issues in the Dispute, the losing Party shall pay 100% of such fees and expenses.

(ii)                             If the Neutral rules in favor of one Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the Disputes, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

20.03       Binding Nature. The decision and award of the Neutral with respect to any arbitration under this Article XX shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

20.04       Confidentiality. Except to the extent necessary to enforce a decision and award of the Neutral, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Neutral and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XX, any decision and award of the Neutral and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XX.

Article XXI

Miscellaneous

21.01       Names . As soon as reasonably possible after the Closing, but in no event later than the 45th day after the Closing, Buyer shall remove the name of Seller and its Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of its Affiliates, or any variations of them.

21.02       Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

21.03       Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing. Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

21.04       Document Retention. As used in this Section 21.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

21.05       Entire Agreement. This Agreement, the Confidentiality Agreement, as amended by the CA Amendment, and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement, as amended by the CA Amendment, and the documents to be entered into under this Agreement. Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

21.06       Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing signed by the Party against whom enforcement of amendment or waiver is sought and specifically identified in such document as an amendment or waiver.

21.07       Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

21.08       No Third Party Beneficiaries. Except as provided in Article XVIII, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

21.09       Assignment. Except as otherwise provided in Article X, a Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, and any assignment made without such consent shall be void. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

21.10       Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

21.11       Jurisdiction. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY

ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS LOCATED IN THE CITY OF HOUSTON OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21.12       Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by courier or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:                                                                                                                                     BTA Oil Producers, LLC

104 South Pecos

Midland, Texas 79701

Attention: Willis Price

Fax: 432-683-0311

Buyer:                                                                                                                                  Kodiak Oil & Gas (USA) Inc.

1625 Broadway, Suite 250

Denver, Colorado 80202

Attention: Cathleen Osborn

Fax: (303) 592-8071

With a copy to:                                                                                  Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Attention: Randal R. Jones; Lisa M. Luebeck

Fax: (206) 903-8820

e-mail: jones.randal@dorsey.com; luebeck.lisa@dorsey.com

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

21.13       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

21.14       Survival. The representations and warranties of Seller and Buyer in this Agreement shall survive the Closing for a period of nine (9) months. All covenants and agreements in this Agreement shall survive the Closing indefinitely; provided, however, nothing herein shall extend the nine (9) month period after Closing in which Buyer or Seller may send a Claim Notice claiming indemnification in accordance with Sections 18.03 and 18.04.

21.15       Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

21.16       Counterpart Execution. This Agreement may be executed in any number of counterparts (including by electronic transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

21.17       Knowledge. Whenever a statement in this Agreement is qualified by a phrase such as to a Party’s “Knowledge,” the Parties intend that the only information to be attributed to such Party is information actually known by an officer of such Party who devotes or devoted attention to such matters during the course of his or her employment; provided however, such officer will be deemed to have knowledge of a fact if a prudent individual could be expected to discover or otherwise become aware of such fact in the course of conducting a reasonable review of the existence of such fact.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

BTA OIL PRODUCERS, LLC

By:	/s/ Barry Beal, Jr.
Name:	Barry Beal, Jr.
Title:	Managing Member

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ James E. Catlin
Name:	James E. Catlin
Title:	Chief Operating Officer

[Signature Page to Purchase and Sale Agreement]